Exhibit 99.1

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(US$000s except share amounts, CDN GAAP)
(Unaudited)

	Three months ended August 31,		Six months ended August 21,

	2003	2002	2003	2002

Revenue
Product license	$ 62,234	$ 55,039	$ 120,035	$ 104,874
Product support	66,162	51,237	130,289	99,416
Services	29,785	22,828	58,420	44,944

Total revenue	158,181	129,104	308,744	249,234

Cost of revenue
Cost of product license	1,106	714	2,217	1,448
Cost of product support	6,887	5,029	13,742	9,442
Cost of services	21,503	17,073	42,362	32,620

Total cost of revenue	29,496	22,816	58,321	43,510

Gross margin	128,685	106,288	250,423	205,724

Operating expenses
Selling, general, and administrative	81,578	67,767	162,014	133,608
Research and development	21,714	19,029	45,008	38,727
Amortization of intangible assets	2,393	2,291	4,789	4,993
Investment tax credits	(4,881)	(1,331)	(7,255)	(2,658)

Total operating expenses	100,804	87,756	204,556	174,670

Operating income	27,881	18,532	45,867	31,054
Interest expense	(154)	(185)	(325)	(231)
Interest income	1,543	1,619	2,587	3,220

Income before taxes	29,270	19,966	48,129	34,043
Income tax provision	11,428	7,195	18,214	12,518

Net income	$ 17,842	$ 12,771	$ 29,915	$ 21,525
Retained earnings at beginning of the period	227,787	163,583	215,714	164,144
Repurchase of shares	--	(2,830)	--	(12,145)

Retained earnings at end of the period	$ 245,629	$ 173,524	$ 245,629	$ 173,524

Net income per share
Basic	$0.20	$0.15	$0.34	$0.24

Diluted	$0.19	$0.14	$0.33	$0.24

Weighted average number of shares (000s)
Basic	89,181	87,902	88,854	87,951

Diluted	91,806	90,046	91,365	90,788

(See accompanying notes)

COGNOS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(US$000s, CDN GAAP)

	August 31, 2003	February 28, 2003

Assets	(Unaudited)
Current assets
Cash and cash equivalents	$ 186,182	$ 162,588
Short-term investments	98,260	79,670
Accounts receivable	108,574	139,116
Prepaid expenses and other current assets	13,297	8,884
Deferred tax assets	4,258	5,427

	410,571	395,685
Fixed assets	67,890	63,467
Intangible assets	28,111	32,902
Goodwill	170,221	169,991

	$ 676,793	$ 662,045

Liabilities
Current liabilities
Accounts payable	$ 23,183	$ 33,310
Accrued charges	28,160	34,192
Salaries, commissions, and related items	36,668	48,916
Income taxes payable	4,244	4,395
Deferred revenue	132,195	146,008

	224,450	266,821
Long-term liabilities	--	1,647
Deferred income taxes	19,448	14,868

	243,898	283,336

Stockholders' Equity
Capital stock
Common shares and additional paid-in capital
(August 31, 2003 - 89,350,642; February 28, 2003 - 88,124,914)	191,704	173,363
Treasury shares
(August 31, 2003 - 43,500; February 28, 2003 - 22,500)	(1,065)	(501)
Deferred stock-based compensation	(1,085)	(1,243)
Retained earnings	245,629	215,714
Accumulated other comprehensive income	(2,288)	(8,624)

	432,895	378,709

	$ 676,793	$ 662,045

(See accompanying notes)

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$000s, CDN GAAP)
(Unaudited)

	Three months ended August 31,		Six months ended August 21,

	2003	2002	2003	2002

Cash flows from operating activities
Net income	$ 17,842	$ 12,771	$ 29,915	$ 21,525
Non-cash items
Depreciation and amortization	7,804	6,874	15,438	13,399
Amortization of deferred stock-based compensation	221	185	390	370
Amortization of other deferred compensation	62	148	124	296
Deferred income taxes	6,837	(778)	3,715	(1,999)
Loss on disposal of fixed assets	9	4	463	101

	32,775	19,204	50,045	33,692
Change in non-cash working capital
Decrease (increase) in accounts receivable	(5,109)	(2,791)	31,897	33,799
Increase in prepaid expenses and other current assets	(772)	(585)	(3,860)	(832)
Decrease in accounts payable	(2,153)	(2,046)	(10,778)	(8,717)
Decrease in accrued charges	(1,263)	(7,332)	(7,072)	(9,400)
Increase (decrease) in salaries, commissions, and related items	2,005	2,651	(13,788)	(2,455)
Increase (decrease) in income taxes payable	1,297	(421)	1,159	(3,199)
Decrease in deferred revenue	(5,069)	(5,639)	(15,351)	(9,419)

Net cash provided by operating activities	21,711	3,041	32,252	33,469

Cash flows from investing activities
Maturity of short-term investments	53,058	57,195	116,810	170,381
Purchase of short-term investments	(88,339)	(42,017)	(133,039)	(89,643)
Additions to fixed assets	(5,454)	(3,500)	(12,184)	(7,769)
Acquisition costs	(122)	--	(230)	--

Net cash provided by (used in) investing activities	(40,857)	11,678	(28,643)	72,969

Cash flows from financing activities
Issue of common shares	5,643	1,960	18,109	5,725
Purchase of treasury shares	--	--	(564)	--
Repurchase of shares	--	(3,150)	--	(13,142)
Increase (decrease) in long-term debt and long-term liabilities	--	(3,087)	(1,697)	(3,103)

Net cash provided by (used in) financing activities	5,643	(4,277)	15,848	(10,520)

Effect of exchange rate changes on cash	(985)	(2,372)	4,137	281

Net increase (decrease) in cash and cash equivalents	(14,488)	8,070	23,594	96,199
Cash and cash equivalents, beginning of period	200,670	281,030	162,588	192,901

Cash and cash equivalents, end of period	186,182	289,100	186,182	289,100
Short-term investments, end of period	98,260	42,161	98,260	42,161

Cash, cash equivalents, and short-term investments, end of period	$ 284,442	$ 331,261	$ 284,442	$ 331,261

(See accompanying notes)

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with Canadian generally accepted accounting principles (“GAAP”) with respect to the preparation of interim financial information. Accordingly, they do not include all information and footnotes as required in the preparation of annual consolidated financial statements. These unaudited condensed notes to the consolidated financial statements should be read in conjunction with the audited financial statements and notes included in the Annual Information Form for the fiscal year ended February 28, 2003.

The preparation of these unaudited consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of Management, these unaudited consolidated financial statements reflect all adjustments (which include only normal, recurring adjustments) necessary to state fairly the results for the periods presented. Actual results could differ from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

All information is presented in thousands of U.S. dollars, unless otherwise stated. Consolidated financial statements prepared in accordance with U.S. GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

2.	Revenue Recognition

The Corporation recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation’s product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is deferred, until the right of return lapses.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts.

Revenue from education, consulting, and other services is recognized at the time such services are rendered.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

For contracts with multiple obligations (e.g. deliverable and undeliverable products, support obligations, education, consulting and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

3.	Stock-based Compensation

The Corporation applies CICA Handbook section 3870, Stock-based Compensation and Other Stock-Based Payments, (CICA 3870) in accounting for its stock option, stock purchase, and restricted share unit plans. Except for certain options assumed on the acquisition of Adaytum, where compensation cost has been recognized in the financial statements, the exercise price of all stock options is equal to the market price of the stock on the trading day preceding the date of grant. Where the exercise price of stock options is equal to the market price of the stock on the trading day preceding the date of grant, no compensation cost has been recognized in the financial statements for its stock option and stock purchase plans. For restricted share units the fair value of each unit is calculated at the date of grant. Compensation cost relating to the restricted share unit plan is recognized in the financial statements over the vesting period.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

If the fair values of the options granted had been recognized as compensation expense on a straight-line basis over the vesting period of the grant, stock-based compensation costs would have reduced net income, basic net income per share and diluted net income per share as indicated in the table below (000s, except per share amounts):

	Three months ended August 31,		Six months ended August 31,

	2003	2002	2003	2002

Net income:
As reported	$ 17,842	$ 12,771	$ 29,915	$ 21,525
Add: Stock-based employee
compensation included above	221	185	390	370
Less: Stock-based employee
compensation using fair value based
method	(5,813)	(6,892)	(12,063)	(13,164)

Pro forma	$ 12,250	$ 6,064	$ 18,242	$ 8,731

Basic net income per share:
As reported	$0.20	$0.15	$0.34	$0.24
Add: Stock-based employee
compensation included above	--	--	--	--
Less: Stock-based employee
compensation using fair value based
method	(0.06)	(0.08)	(0.13)	(0.14)

Pro forma	$0.14	$0.07	$0.21	$0.10

Diluted net income per share:
As reported	$0.19	$0.14	$0.33	$0.24
Add: Stock-based employee
compensation included above	--	--	--	--
Less: Stock-based employee
compensation using fair value based
method	(0.06)	(0.07)	(0.13)	(0.14)

Pro forma	$0.13	$0.07	$0.20	$0.10

Weighted average number of shares:
Basic	89,181	87,902	88,854	87,951

Diluted	91,806	90,046	91,365	90,788

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

The fair value of the options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	Three months ended August 31,			Six months ended August 31,

	2003	2002		2003		2002

Risk-free interest rates	2.9%	N/A	*	2.9	%*	3.7	%*
Expected life of options (years)	4.3	N/A	*	4.3	*	2.9	*
Expected volatility	57.2%	N/A	*	57.2	%*	61.8	%*
Dividend yield	0.0%	N/A	*	0.0	%*	0.0	%*

     *    During the three months ended May 31, 2003 and August 31, 2002 no options were granted.

4.	Goodwill

During the three and six months ended August 31, 2003 there were additions to goodwill of $122,000 and $230,000 respectively. During the three and six months ended August 31, 2002 there were additions to goodwill of $138,000 and $178,000, respectively. All additions during the three and six months ended August 31, 2003 and August 31, 2002 were related to additional consideration paid to the former shareholders of Teijin Cognos Incorporated (TCI). The consideration was based on the net revenue of TCI during each quarter. The Corporation has designated the beginning of its fiscal year as the date for the annual impairment test, and performed the required test as of March 1, 2003. Based on this test, goodwill is not considered to be impaired.

	Three months ended August 31,		Six months ended August 31,

	2003	2002	2003	2002

Beginning balance	$170,099	$15,270	$169,991	$15,230
Additions	122	138	230	178

Closing balance	$170,221	$15,408	$170,221	$15,408

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

5.	Intangible Assets

	As at August 31, 2003		As at February 28, 2003

	Cost	Accumulated Amortization	Cost	Accumulated Amortization	Amortization Rate

	($000s)		($000s)
Acquired technology	$ 33,381	$15,024	$ 33,381	$11,821	20%
In-process technology	38,400	35,882	38,400	34,906	20%
Deferred compensation	8,945	8,887	8,945	8,763	Compensation Period
Contractual relationships	7,800	622	7,800	134	12.5%

	88,526	$60,415	88,526	$55,624

	(60,415)		(55,624)

Net book value	$ 28,111		$ 32,902

Amortization of intangible assets was $2,395,000 and $2,292,000 in the quarters ended August 31, 2003 and August 31, 2002, respectively, and was $4,791,000 and $4,994,000 in the six months ended August 31, 2003 and August 31, 2002 respectively. The estimated amortization expense related to intangible assets is as follows ($000s):

2004 (Q3 to Q4)	4,568
2005	5,922
2006	5,498
2007	4,915
2008	4,375
2009	975
2010 and thereafter	1,858

6.	Income Taxes

The Corporation provides for income taxes in its quarterly unaudited financial statements based on the estimated effective tax rate for the full fiscal year.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

7.	Net Income per Share

The reconciliation of the numerator and denominator for the calculation of basic and diluted net income per share is as follows: (000s except per share amounts)

	Three months ended August 31,		Six months ended August 31,

	2003	2002	2003	2002

Basic Net Income per Share
Net income	$17,842	$12,771	$29,915	$21,525

Weighted average number of shares outstanding	89,181	87,902	88,854	87,951

Basic net income per share	$0.20	$0.15	$0.34	$0.24

Diluted Net Income per Share
Net income	$17,842	$12,771	$29,915	$21,525

Weighted average number of shares outstanding	89,181	87,902	88,854	87,951
Dilutive effect of stock options	2,625	2,144	2,511	2,837

Adjusted weighted average number of shares outstanding	91,806	90,046	91,365	90,788

Diluted net income per share	$0.19	$0.14	$0.33	$0.24

8.	Comprehensive Income

Comprehensive income includes net income and other comprehensive income (OCI). OCI refers to changes in net assets from transactions and other events, and circumstances other than transactions with stockholders. These changes are recorded directly as a separate component of Stockholders’ Equity and excluded from net income. The only other comprehensive income item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency net of derivative gains or losses.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

        The components of comprehensive income were as follows ($000’s):

	Three months ended August 31,		Six months ended August 31,

	2003	2002	2003	2002

Net income	$ 17,842	$ 12,771	$29,915	$21,525
Other comprehensive income:
Foreign currency translation adjustments
	291	(3,105)	6,336	759

Comprehensive income	$ 18,133	$ 9,666	$36,251	$22,284

9.	Segmented Information

The Corporation has one reportable segment—computer software products.

10.	Stockholders’ Equity

The Corporation issued 360,000 common shares valued at $5.6 million, and 133,000 common shares valued at $2.0 million during the quarters ended August 31, 2003 and August 31, 2002, respectively. The Corporation issued 1,226,000 common shares valued at $18.1 million and 429,000 common shares, valued at $5.7 million and during the six months ended August 31, 2003 and August 31, 2002, respectively. The issuance of shares in both periods was pursuant to our stock purchase plan and the exercise of stock options by employees, officers, and directors. The Corporation did not repurchase common shares during the quarter and six months ended August 31, 2003, but repurchased 180,000 common shares valued at $3.2 million and 568,000 common shares valued at $13.1 million during the three and six months ended August 31, 2002. Repurchased shares were part of an open market share repurchase program, except the shares purchased during the quarter ended August 31, 2002 which were purchased under our secondary offering of common shares.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

11.	Liabilities in Connection with Acquisition

The Corporation undertook a restructuring plan in conjunction with the acquisition of Adaytum during January 2003. In accordance with Emerging Issues Committee (EIC) No. 42, Costs Incurred On Business Combinations (EIC 42) the liability associated with this restructuring is considered a liability assumed in the purchase price allocation. This restructuring primarily relates to involuntary employee separations of approximately 90 employees of Adaytum, accruals for abandoning leased premises of Adaytum and related write-downs of leasehold improvements as well as asset write-downs of Adaytum. The employee separations impact all functional groups and geographic regions of Adaytum. The remaining accrual is included on the balance sheet as accrued charges and salaries, commissions, and related items and is expected to be paid during fiscal 2004. The Corporation does not believe that any unresolved contingencies, purchase price allocation issues, or additional liabilities exist that would result in a material adjustment to the acquisition cost allocation.

	Employee separations	Other restructuring accruals	Total accrual	Asset write-downs	Total

Restructuring	$ 3,888	$ 3,976	$ 7,864	$ 768	$ 8,632
Cash payments	(248)	(11)	(259)	--	(259)
Asset write-downs	--	--	--	(768)	(768)

Balance as at February 28, 2003	$ 3,640	$ 3,965	$ 7,605	$ --	$ 7,605
Cash payments	(3,261)	(242)	(3,503)	--	(3,503)

Balance as at August 31, 2003	$ 379	$ 3,723	$ 4,102	$ --	$ 4,102

12.	Comparative Results

Certain of the prior period’s figures have been reclassified in order to conform to the presentation adopted during the current fiscal year. We have updated our income statement presentation to segregate from selling, general, and administrative expenses $17,073,000 and $32,620,000 for the three and six months ended August 31, 2002, respectively and created a new line item for the cost of providing services. Additionally we have segregated from selling, general, and administrative expenses $2,291,000 and $4,993,000 for the three and six months ended August 31, 2002, respectively and created a new line item for amortization of intangible assets within operating expenses. This reclassification was made to provide more information to the users of our financial statements. This change in presentation does not affect previously reported assets, liabilities, or results of operations.